Exhibit 99.1

FOR IMMEDIATE RELEASE

O-I UPDATES SECOND QUARTER BUSINESS OUTLOOK

Challenging Market Conditions in Asia Pacific and Higher

Manufacturing Costs to Negatively Impact Second Quarter Results

PERRYSBURG, Ohio (June 15, 2011) — The management of Owens-Illinois, Inc. (NYSE: OI) intends to update the Company’s second quarter business outlook today at the Deutsche Bank Global Industries and Basic Materials Conference. Entering the period, the Company anticipated second quarter results would be in line with the prior year, but O-I now expects second quarter adjusted net earnings will be down from the prior year period. Segment operating profit margins in the second quarter of 2011 will likely decline between 3 and 6 percentage points from second quarter 2010 levels.

O-I continues to expect global shipment levels will increase between 5 and 10 percent in the second quarter, compared to the prior year, driven primarily by several acquisitions made in 2010. Demand remains strong across most markets and end-use categories, with the notable exceptions of Australia and New Zealand and beer in North America. Yet, higher than expected costs will more than offset the benefit of stronger global shipments. While significant cost inflation was already anticipated heading into the second quarter, O-I also has incurred additional manufacturing and delivery costs. As a result, O-I will not fully realize the operating leverage expected from higher production levels in the second quarter of 2011.

O-I’s Asia Pacific region continues to face challenging market conditions in Australia and New Zealand.   The currencies in those countries have continued to appreciate, reaching record levels against the U.S. dollar in the second quarter. Stronger currencies have negatively impacted exports, including wine, which is one of O-I’s key end-use categories in those two countries. Beer consumption in Australia also is down as consumer sentiment is extremely conservative due to high interest rates leading to lower disposable incomes. While O-I anticipated lower wine and beer bottle shipments, demand trends have deteriorated further over the course of the quarter. In response, the region has temporarily curtailed production to balance supply with lower demand. This curtailment has resulted in unabsorbed manufacturing costs that were not anticipated entering the second quarter.

O-I’s North American region is experiencing supply chain challenges in the second quarter resulting in higher than expected manufacturing and delivery costs. The region’s inventory levels were tight heading into the seasonally stronger second quarter. Furthermore, the region has experienced lower than anticipated production efficiencies during the quarter. As a result, inventory levels were too low at certain locations and O-I has incurred additional delivery costs to meet higher customer demand. Freight costs have been further impacted by elevated fuel prices. While shipments to beer customers have been lower than anticipated due to a continued sluggish U.S. beer market, demand for the wine, spirits and food segments remains strong. Given strength in these end markets, O-I is restarting two idled furnaces, as previously announced. This additional capacity also will help alleviate supply chain issues.

While O-I will contend with challenging market conditions in Australia and New Zealand beyond the second quarter, the Company expects to resolve its North American supply chain and production issues in a timely manner. In addition, the Company has been making progress with its European customers on the implementation of previously announced energy surcharges. Subject to the outcome of an ongoing review of long-term capacity requirements in Australia, the Company continues to expect free cash flow generation of approximately $300 million in 2011, compared to $100 million in 2010. The Company will provide further details on its second quarter performance and business outlook at its quarterly earnings conference call scheduled for July 28, 2011.

O-I Senior Vice President and CFO Ed White will present at the Deutsche Bank Global Industries and Basic Materials Conference at 8:00 a.m., Central Time on Wednesday, June 15, 2011.

A live Webcast of the presentation will be available at www.corporateir.net/ireye/confLobby.zhtml?ticker=OI&item_id=4065803. The replay will be posted within 24 hours of the presentation and will be archived through this link for 90 days. Slides for the O-I presentation will be available through the Company’s website: www.o-i.com/investorrelations.

Company Profile

Owens-Illinois, Inc. (NYSE: OI) is the world’s largest glass container manufacturer and preferred partner for many of the world’s leading food and beverage brands. With revenues of $6.6 billion in 2010, the Company is headquartered in Perrysburg, Ohio, USA, and employs more than 24,000 people at 80 plants in 21 countries. O-I delivers safe, effective and sustainable glass packaging solutions to a growing global marketplace. For more information, visit www.o-i.com.

Regulation G

The information presented above regarding adjusted net earnings relates to net earnings attributable to the Company exclusive of items management considers not representative of ongoing operations and does not conform to U.S. generally accepted accounting principles (GAAP). It should not be construed as an alternative to the reported results determined in accordance with GAAP. Management has included this non-GAAP information to assist in understanding the comparability of results of ongoing operations. Management uses this non-GAAP information principally for internal reporting, forecasting, budgeting and calculating bonus payments. Further, the information presented above regarding free cash flow does not conform to GAAP. Management defines free cash flow as cash provided by operating activities less capital spending (both as determined in accordance with GAAP) and has included this non-GAAP information to assist in understanding the comparability of cash flows. Management uses this non-GAAP information principally for internal reporting, forecasting and budgeting. Management believes that the non-GAAP presentation allows the board of directors, management, investors and analysts to better understand the Company’s financial performance in relationship to core operating results and the business outlook.

The Company routinely posts important information on its Web site — www.o-i.com/investorrelations.

Forward Looking Statements

This news release contains “forward looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward looking statements. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) foreign currency fluctuations relative to the U.S. dollar, (2) changes in capital availability or cost, including interest rate fluctuations, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including uncertainties related to the expropriation of the Company’s operations in Venezuela, disruptions in capital markets, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) fluctuations in raw material and labor costs, (6) availability of raw materials, (7) costs and availability of energy, including natural gas prices, (8) transportation costs, (9) the ability of the Company to raise selling prices commensurate with energy and other cost increases, (10) consolidation among competitors and customers, (11) the ability of the Company to acquire businesses and expand plants, integrate operations of acquired businesses and achieve expected synergies, (12) unanticipated expenditures with respect to environmental, safety and health laws, (13) the performance by customers of their obligations under purchase agreements, (14) the Company’s ability to further develop its sales, marketing and product development capabilities, and (15) the timing and occurrence of events which are beyond the control of the Company, including any expropriation of the Company’s operations, floods and other natural disasters, and events related to asbestos-related claims. It is not possible to foresee or identify all such factors. Any forward looking statements in this document are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward looking statements contained in this news release.

Contacts:                                             O-I, Erin Crandall, 567-336-2355 — Investor Relations

O-I, Stephanie Johnston, 567-336-7199 — Corporate Communications

Copies of O-I news releases are available on the O-I website at www.o-i.com or at www.prnewswire.com.

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